EXHIBIT 99.1

Press Release	Source: Markland Technologies, Inc.

Markland Technologies Reports Un-Audited Fiscal Year Results

Company Posts Revenues of $66.7M for the Year Ended June 30, 2005

BOSTON--(BUSINESS WIRE)--Aug. 26, 2005--Markland Technologies, Inc. (OTC BB:MRKL.OB - News) a defense and homeland security company transforming advanced laboratory technology into real-world products, announced today its un-audited results for the company’s fiscal year ending June 30, 2005.

Un-audited revenues for the year were $66,728,041 a significant increase over revenues for the corresponding period in 2004 of $6,013,930. Un-audited revenues for the fourth quarter were $20,703,255. This significant increase in year over year revenues is due almost entirely to the acquisition of EOIR Technologies Inc.

The un-audited operating loss for the year amounted to $17,023,208 compared to $10,150,866 for the prior year. This loss was affected by non-cash charges for the compensatory element of stock issuances and amortization of intangible assets and in process R & D resulting from our recent acquisitions. These non-cash charges amounted to $10,798,045. The un-audited net loss attributable to common shareholders after minority interests for the year ended June 30, 2005 was $29,049,471 or a loss of $0.38 per share compared to a loss of $15,095,461 or a loss of $1.39 per share in the corresponding period in 2004. This decrease in the loss per share is due to an increase in the weighted average number of shares outstanding to 75,721,755 from 10,872,049 for the period ending June 30, 2005. The non-cash charges included in the un-audited net loss attributable to common shareholders after minority interests for the year ended June 30, 2005 amounted to $22,077,214 compared with $10,962,184 for the corresponding period in 2004.

"The company finished the fiscal year in a very strong financial position with a funded backlog of over $54M and a cash balance of approximately $8M, " said Robert Tarini, Chairman and CEO of Markland Technologies Inc. " Our fiscal fourth quarter revenues were at a record high and we are achieving desired operational and product development synergies from our recent acquisition of Genex Technologies with those of EOIR Technologies. We have a skilled and dedicated work force with a significant base of proprietary cutting edge technology. We have a loyal and growing government customer base and we believe that we are well positioned to grow revenues in the present fiscal year. Given the current worldwide level of terrorist activity, and the challenges still facing our combat troops we are proud to be able to help develop the innovative solutions necessary to help solve these worldwide problems.”

Investors are cautioned that these results are un-audited figures. Final audited figures will be made available in the company’s 10K annual report when filed.

About Markland Technologies

Markland Technologies, Inc. is committed to setting next-generation standards in defense and security through the provision of innovative emerging technologies and expert services. The Company is engaged in the identification of advanced technologies currently under development in laboratories, universities and in private industry, and in the transformation of those technologies into next-generation products. Markland's solutions support military, law enforcement and homeland security personnel to protect the nation's citizens, borders and critical infrastructure assets from the threat of terrorism and other dangers. Through strategic development, Markland focuses on the creation of dual-use technology and products with applications in both the defense market and civilian homeland security and law enforcement fields. The Company is a Board Member of the Homeland Security Industries Association, and is a featured Company on HomelandDefenseStocks.com; additional details can be viewed at http://www.homelanddefensestocks.com/Companies/MarklandTech. For more information about the Company and its products, please visit the Markland home page at http://www.marklandtech.com.

``Forward-Looking Statements''

Investors are cautioned that certain statements contained in this press release as well as some statements in periodic press releases and some oral statements of Markland Technologies officers and directors during presentations about Markland Technologies, are ``forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the ``Act''). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as ``expects,'' ``anticipates,'' ``intends,'' ``plans,'' ``believes,'' ``estimates,'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by management, are also forward-looking statements as defined by the Act. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: a reduction in order rates from the Army's Night Vision and Electronic Surveillance Directorate, insufficient cash flow to continue to fund the development and marketing of the Company's products and technology; a rejection of the Company's products and technologies by the marketplace, and; disputes as to the Company's intellectual property rights. Forward-looking statements are based upon current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about Markland Technologies, its products, economic and market factors and the industries in which Markland Technologies does business, among other things. These statements are not guarantees of future performance and Markland Technologies has no specific intention to update these statements. More detailed information about those factors is contained in Markland Technologies filings with the Securities and Exchange Commission.

Markland Technologies, Inc. is a featured Company on http://www.HomelandDefenseStocks.com, a service for which Markland compensates the provider.

For full details, click here: http://www.homelanddefensestocks.com/Companies/MarklandTech/Default.asp

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More information on Homeland Security issues, including news releases, events and experts available for comment, can be found on the Homeland Security Newsline at http://www.primezone.com/hs.

CONTACTS:  Markland Technologies

           http://www.marklandtech.com

           ECON Corporate Services

           Dawn Van Zant

           866-730-1151

Source: ECON Investor Relations Inc.; Markland Technologies, Inc.